IMMEDIATE RELEASE

Evans Bancorp Reports 2010 Third Quarter
Net Income of $1.3 Million

HAMBURG, NY, October 28, 2010 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NASDAQ: EVBN), a community financial services company serving Western New York since 1920, today reported its results of operations for the quarter ended September 30, 2010.

HIGHLIGHTS OF THE 2010 THIRD QUARTER

•	Core loans (defined as total loans and leases less direct financing leases) increased 9.7% to $485.8 million from the third quarter of 2009. Net interest income increased 4.4% year-over-year due to strong loan growth and despite net interest margin compression.

•	Third quarter net income decreased to $1.3 million from net income of $2.4 million in the prior year period. Last year’s third quarter benefitted from a $0.7 million pre-tax gain from the acquisition of Waterford Village Bank and no provision for leasing losses after the leasing portfolio was marked to its market value in the second quarter of 2009.

•	Provision of $1.0 million in the 2010 third quarter included $0.3 million for leasing portfolio which continues to wind down after the Company exited the business in 2009.

•	Demand across multiple core deposit products drove total deposit growth of 6.5% to $535.3 million from last year’s third quarter as Evans continues to capture greater market share in Western New York.

•	Strong capital position with Total Risk-Based Capital ratio of 14.54% at September 30, 2010, compared with 10.96% at September 30, 2009.

The Company had net income of $1.3 million, or $0.31 per diluted share, in the third quarter of 2010, compared with a net income of $2.4 million, or $0.87 per diluted share, in the third quarter of 2009 and $1.6 million, or $0.47 per diluted share, in the second quarter of this year. The decrease from third quarter 2009 was largely due to the $0.7 million gain on purchase of Waterford Village Bank (“Waterford”) that benefitted last year’s third quarter, as well as a $0.4 million increase in the provision for loan and lease losses and a $0.7 million increase in non-interest expenses. Waterford was acquired on July 24, 2009 in an FDIC-assisted transaction. The provision for loan and lease losses increased from $0.6 million to $1.0 million year-over-year including a $0.3 million provision for the Company’s discontinued leasing portfolio. Last year’s third quarter provision did not have any amount included for the leasing portfolio. The return on average equity was 7.93% for the three-month period ended September 30, 2010, compared with 22.45% in last year’s third quarter.

For the nine months ended September 30, 2010, Evans recorded net income of $4.4 million, or $1.26 per diluted share, compared with a net loss of ($0.7) million, or ($0.24) per diluted share, in the same period in 2009. This is due to a significant decrease in the provision for loan and lease losses and improvement in net interest income year-over-year. The return on average equity was 10.43% for the nine-month period ended September 30, 2010, compared with (1.98%) in the same period in 2009.

Net operating income for the third quarter of 2010 was $1.4 million, or $0.34 per diluted share, a decrease of $0.8 million, from net operating income of $2.2 million, or $0.77 per diluted share, in the third quarter of 2009. This decrease is due to the increase in leasing provision and non-interest expenses related to investments in people and infrastructure. For the nine months ended September 30, 2010, net operating income increased to $4.8 million, or $1.38 per diluted share, from net operating income of $0.5 million, or $0.19 per diluted share, in the corresponding period of 2009. This increase is due to the decrease in the provision for loan and lease losses as well as the increase in net interest income. “Net operating income” (as defined in the following Supplemental Non-GAAP Disclosure) is net income adjusted for what management considers “non-operating” items.

David J. Nasca, President and CEO of Evans Bancorp, stated, “Our results this quarter reflect the tepid pace of the economic recovery, the impact of the interest rate environment, and the investments we are making in our people and infrastructure as we acquire greater share of the Western New York (“WNY”) market and deepen our wallet share with existing customers. Despite the challenges presented by this economy, we intend to sustain our investments to build a more robust and extensive distribution system to serve our expanding customer base and further take advantage of the significant small business opportunities in WNY.”

Supplemental Non-GAAP Results of Operations Disclosure

To provide investors with greater understanding of the Company’s operating results, in addition to the results measured in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company provides supplemental reporting on “net operating income,” which excludes items that management believes to be non-operating in nature. Specifically, net operating income excludes gains and losses on the sale and call of securities, non-cash impairment and amortization of acquisition-related goodwill and intangible assets. This non-GAAP information is being disclosed because management believes that providing these non-GAAP financial measures provides investors with information useful in understanding the Company’s financial performance, its performance trends, and financial position. While the Company’s management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP, nor is it necessarily comparable with non-GAAP measures which may be presented by other companies. The reconciliation of net operating income and diluted net operating earnings per share to GAAP net income (loss) and GAAP diluted earnings (loss) per share is presented in the following table.

Reconciliation of GAAP Net Income (Loss) to Net Operating Income (non-GAAP)

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands, except per share)	2010	2009	2010	2009
GAAP Net Income (Loss)	$1,278	$2,436	$4,357	($664)
Gain on sale and call of securities [1]	-	(6)	(4)	(10)
Goodwill impairment charge [1]	-	-	-	1,210
Amortization of intangibles [1]	135	135	414	408
Gain on bargain purchase [1]	-	(409)	-	(409)
Net operating income[2]	$1,413	$2,156	$4,767	$535

GAAP diluted earnings (loss) per share	$0.31	$0.87	$1.26	($0.24)
Gain on sale and call of securities [1]	-	-	-	—
Goodwill impairment charge [1]	-	-	-	0.43
Amortization of intangibles [1]	0.03	0.05	0.12	0.15
Gain on bargain purchase [1]	-	(0.15)	-	(0.15)
Diluted net operating earnings per share [2]	$0.34	$0.77	$1.38	$0.19

1 After any tax-related effect

2 Non-GAAP measure

Net Interest Income
Net interest income was $6.2 million during the third quarter of 2010, up 4.4%, or $0.2 million, compared with the third quarter of 2009, and up $0.1 million, or 2.2%, from the trailing second quarter of 2010 as interest-earning asset growth more than offset net interest margin contraction. Core loans, which are defined as total loans and leases less direct financing leases, were $485.8 million at September 30, 2010, an increase of 9.7% from $442.8 million at September 30, 2009, and up 1.2% (4.8% annualized) from $480.3 million at June 30, 2010. The Company experienced growth in its commercial and industrial portfolio, offset by a decrease in its residential mortgage balances due to refinancing activity and the sale of originations to Fannie Mae.

The national direct financing lease portfolio declined $3.9 million during the third quarter of 2010 to
$18.7 million. The Company ceased lease originations in the second quarter of 2009 and is winding down the portfolio and exiting this business line. In the third quarter of 2009, Evans announced that it had ceased its marketing efforts to sell the portfolio and intended to service the portfolio until maturity. At September 30, 2010, the national direct financing lease portfolio comprised 3.7% of the Company’s total loans and leases portfolio, down from 4.5% at June 30, 2010 and 7.6% at September 30, 2009. The average term of the remaining leases is approximately 2.0 years.

Investment securities were $99.2 million at September 30, 2010, up 2.1% from $97.2 million at the end of the second quarter of 2010 and 18.4% from $83.8 million at the end of third quarter of 2009. The Company raised $13.4 million in capital in May 2010 which it intends to use to support future loan growth. In the interim, the Company has used the capital to purchase investment securities.

Total deposits were $535.3 million at September 30, 2010, up 6.5%, or $32.5 million, from $502.8 million at September 30, 2009, but relatively flat compared with $535.6 million at June 30, 2010. The year-over-year growth reflects strong core deposit expansion across a variety of products, including the Company’s Better Checking retail product (included in the NOW category) along with its complementary Better Savings product. These products, which require deep customer relationships, reward the Company’s customers for doing more business with the Bank and have been successful in garnering new accounts. The Company has also experienced an increase in commercial demand and business money market savings balances. Commercial deposit gathering is an important part of the Company’s strategic focus going forward and the majority of the $11.6 million, or 14.0%, increase in demand deposits over the prior year period was from commercial customers. Although a portion of deposit growth can be seasonal and reflective of transaction activity, the results reflect solid growth in a very competitive marketplace.

Partially offsetting deposit growth was a decline of 32.5%, or $11.0 million, versus the third quarter of 2009 within the muni-vest savings product. Used by local municipalities, the product is highly rate sensitive and the size of the portfolio can vary widely depending on property tax inflow seasonality.

The Company’s net interest margin continued to perform well at 4.18% in the third quarter of 2010. Included in net interest margin was the impact of two former Waterford loans that were impaired at the time of acquisition but paid off in full in the third quarter. The recovery of these loans was recognized in interest income and positively impacted net interest margin by approximately 5 basis points. Adjusting for that impact, net interest margin for the quarter would have been 4.13%. Adjusted net interest margin contracted from 4.21% in the 2010 second quarter and 4.43% in the 2009 third quarter as the falling interest rate environment continues to compress margin by approximately 6 to 9 basis points per quarter. Although loan rates remain stable, investment security yields continue to decline as the yield curve flattens amidst long-term low inflation expectations in the marketplace. Also, investment securities currently make up a larger portion of the Company’s interest earning assets subsequent to the May 2010 capital raise. On the funding side, while the Company has been successful in attracting new customers, most of that success has come in the premium rate Better Checking, Better Savings, and business money market accounts. While these products have put some pressure on the net interest margin, the Company expects to benefit in the long term from the deep customer relationships that these products provide. With rates at historic lows, there is limited opportunity available going forward in more beneficial deposit pricing while asset yields continue to decline.

Allowance for Loan and Lease Losses and Asset Quality

The provision for loan and lease losses increased to $1.0 million in the third quarter of 2010, from $0.6 million in the third quarter of 2009 and $0.3 million in the second quarter of 2010. The increase was primarily due to the $0.3 million provision for leases and a slightly higher provision for the Company’s core loan portfolio. Leasing nonaccruals remained flat at September 30, 2010 compared with June 30, 2010 while the over 30 days delinquent leases increased from $0.2 million to $0.4 million. With write-offs and portfolio run-off continuing for the leasing portfolio and non-accruing and delinquent leases not correspondingly declining, management determined that an additional $0.3 million in reserve for lease losses was appropriate at September 30, 2010.

Gary Kajtoch, Executive Vice President and CFO of Evans Bank noted, “Given the rather slow pace of economic growth and the uncertainty that remains regarding the economy, we believe it is prudent to take a conservative stance regarding our expectations and therefore, our allowance. Although we have been able to grow our loan portfolio at a strong pace, we have consistently maintained our high credit standards. It is our belief that even with the growing availability of credit for businesses, there is measurable opportunity to win high quality credits in our targeted commercial market in WNY.”

As a result of the larger provision in the third quarter of 2010, the allowance for loan and lease losses to total loans and leases ratio was up to 1.80% at September 30, 2010, compared with 1.65% at June 30, 2010, and 1.27% at September 30, 2009.

Net charge-offs to average total loans and leases increased to 0.18% in the third quarter of 2010, still below industry norms, but up from 0.14% for the second quarter of 2010 and 0.13% in the third quarter of 2009. The increase in net charge-offs is primarily due to three commercial loans that were previously classified as non-accruing and non-performing loans.

During the third quarter of 2010, management deemed $0.3 million in leases as uncollectible, compared with $0.6 million in the second quarter of 2010. After previously marking the leasing portfolio to its then-market value as of June 30, 2009 and putting it up for sale, the Company placed the leasing portfolio back into held-for-investment on September 30, 2009 after concluding that holding the portfolio would ultimately provide greater value to the Company than selling at the prices that were offered by potential buyers. The difference between the lease principal value and the book value initially created by the mark-to-market adjustment is adjusted over time as specific leases are deemed uncollectible and written down to zero value. Leases are reported at $18.7 million, which is the principal balance of $20.8 million, net of the remaining mark of $2.1 million.

The ratio of non-performing loans and leases to total loans and leases decreased to 1.96% at
September 30, 2010, from 2.20% at June 30, 2010 and 2.64% at December 31, 2009. The decrease in the ratio during the third quarter of 2010 was a result of a decline in loans 90 days past due and still accruing interest as a commercial real estate loan for $0.8 million that was previously more than 90 days past its original maturity date was extended under normal terms after administrative delays had caused the loan to go beyond its original maturity date.

The Waterford acquisition accounts for $2.2 million of the Company’s $7.5 million in non-performing loans. These loans are part of a loss-sharing agreement with the FDIC in which the FDIC bears 80% of the losses on these loans. Excluding the leasing portfolio and the partially-FDIC guaranteed Waterford loans, the Company’s non-performing loans to total loans ratio would have been 1.18% at September 30, 2010.

Non-Interest Income

Non-interest income, which represented 33.4% of total revenue in the third quarter of 2010, declined 18.4%, or $0.7 million, to $3.1 million when compared with the third quarter of 2009. The decrease was primarily attributable to the benefit in the prior year period of the $0.7 million gain on bargain purchase resulting from the Waterford acquisition.

The largest portion of the Company’s non-interest income is insurance service and fee revenue from The Evans Agency (“TEA”). Insurance agency revenue of $1.8 million was flat for this year’s third quarter when compared with the 2009 third quarter, but higher than the $1.6 million in the second quarter of 2010 due to the seasonality of the revenue. The soft insurance market and macro-economic conditions continue to put downward pressure on TEA’s revenue in personal and commercial property and casualty insurance commissions.

Non-Interest Expense

Total non-interest expense was $6.4 million for the third quarter of 2010, an increase of $0.7 million, or 11.3%, from $5.8 million in the third quarter of 2009. The largest component of the increase was salaries and employee benefits, which increased 15.3%, or $0.5 million, to $3.7 million for the third quarter of 2010 compared with the prior year third quarter. Salaries and benefits were higher because of annual merit raises and the addition of new employees including commercial loan officers and branch employees retained in the acquisition of Waterford. Another portion of the increase was due to accruals for bonuses in the third quarter of 2010 which did not occur in the prior year period due to losses recorded in the first two quarters of 2009.

As a result of the increase in non-interest expenses and the decrease in non-interest income, the efficiency ratio, excluding goodwill impairment and intangible amortization, increased to 66.57% for the third quarter of 2010, from 56.95% in the third quarter of 2009. The Company’s efficiency ratio for the second quarter of 2010 was 69.72%. The increased efficiency ratio from the prior year is reflective of the Company’s growth strategy which requires investments in its people and systems.

Income tax expense for the quarter ended September 30, 2010 was $0.6 million, reflecting an effective tax rate of 32.6%, compared with an effective tax rate of 26.6% in the second quarter of 2010. The Company typically files its tax returns in the third quarter, resulting in the effective tax rate varying based on how the tax return differs from the previously estimated tax provision. The Company also recorded adjustments related to the completion of its normal IRS and New York State tax audits.

Capital Management

The Company consistently maintains regulatory capital ratios measurably above the federal “well capitalized” standard, including a Tier 1 leverage ratio of 9.99% at September 30, 2010. Book value per share was $15.72 at September 30, 2010, compared with $15.44 at June 30, 2010, and $16.09 at September 30, 2009. Tangible book value per share at the end of the 2010 third quarter was $13.39, up 2.6% from the end of the trailing second quarter and up 8.2% from the same time in 2009.

On August 17, 2010, the Board of Directors of the Company declared a semi-annual cash dividend of $0.20 per share on the Company’s outstanding common stock. The dividend was payable on October 6, 2010 to shareholders of record as of September 13, 2010.

Conclusion

Mr. Nasca commented, “While fully recognizing this challenging operating environment, we remain extremely encouraged with the prospect of becoming a much larger competitor over the next several years in and outside of the Western New York market as opportunities present themselves. We believe the business model under which we operate, which is central to our community bank approach, will enable us to expand both organically and through acquisition.

We plan to expand our branch network in 2012 to improve the reach and convenience of our distribution network for our customers and prospects, and believe that the investments we will continue to make in technology will ultimately demonstrate not only efficiencies, but competitive advantages. We have been adding to our lending and credit staff and expect to add additional business development professionals as we aggressively pursue new customer relationships.”

He concluded, “We continue to seek growth and scale to combat the issues that will impact the future earnings of the financial services industry and therefore, our bottom line as well. This includes the cost of doing business in the increasingly regulated environment in which we operate. The Dodd-Frank legislation has a direct effect on non-interest income while the cost of compliance is persistently increasing. We are building a business that can compete and win new business and that provides the personalized service customers want.”

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $659 million in assets, 13 branches and $535 million in deposits at September 30, 2010. Evans is a full-service community bank providing comprehensive financial services to consumer, business and municipal customers throughout Western New York. Evans Bancorp’s wholly-owned insurance subsidiary, The Evans Agency, Inc. provides property and casualty insurance through 14 insurance offices in the Western New York region. Evans Investment Services, Inc., a wholly-owned subsidiary of Evans Bank, provides non-deposit investment products such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their Web sites at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
Gary A. Kajtoch Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email: gkajtoch@evansbank.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

TABLES FOLLOW

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Unaudited)

(in thousands except share and per share data)	2010	2010	2010	2009	2009
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter

ASSETS
Investment Securities	$99,247	$97,174	$88,089	$79,018	$83,799
Loans	485,843	480,333	472,932	458,082	442,849
Leases	18,745	22,673	26,704	31,486	36,218
Allowance for loan and lease losses	(9,099)	(8,305)	(8,170)	(6,971)	(6,063)
Goodwill and intangible assets	9,490	9,711	9,938	10,169	10,363
All other assets	54,654	56,427	45,455	47,660	46,391
Total assets	658,880	658,013	634,948	619,444	613,557

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand deposits	$94,809	$95,908	$87,759	$87,855	$83,196
NOW deposits	30,386	25,674	20,611	15,619	11,349
Regular savings deposits	242,897	239,275	230,319	229,609	219,309
Muni-vest deposits	22,753	27,708	37,656	23,418	33,727
Time deposits	144,441	147,011	134,495	143,007	155,184
Total deposits	535,286	535,576	510,840	499,508	502,765
Borrowings	47,527	49,672	65,880	63,146	54,574
Other liabilities	12,138	9,872	11,293	10,831	11,249
Total stockholders’ equity	63,929	62,893	46,935	45,959	44,969

SHARES AND CAPITAL RATIOS
Common shares outstanding	4,067,044	4,067,044	2,827,894	2,813,274	2,795,198
Book value per share	15.72	15.44	16.60	16.34	16.09
Tangible book value per share*	13.39	13.05	13.08	12.72	12.38
Tier 1 leverage ratio	9.99%	10.18%	7.88%	7.80%	7.81%
Tier 1 risk-based capital ratio	13.28%	13.10%	10.08%	9.92%	9.71%
Total risk-based capital ratio	14.54%	14.36%	11.34%	11.17%	10.96%

ASSET QUALITY DATA
Non-performing loans	$7,531	$8,607	$8,479	$10,043	$7,080
Non-performing leases	2,373	2,445	2,894	2,905	2,818
Total non-performing loans and leases	9,904	11,052	11,373	12,948	9,898
Net loan charge-offs	218	175	14	9	150
Net lease charge-offs	—	—	—	—	—
Total net loan and lease charge-offs	218	175	14	9	150

Non-performing loans/Total loans and leases	1.49%	1.71%	1.70%	2.05%	1.48%
Non-performing leases/Total loans and leases	0.47%	0.49%	0.58%	0.59%	0.59%
Non-performing loans and leases/Total loans and leases	1.96%	2.20%	2.28%	2.64%	2.07%
Net loan charge-offs/Average loans and leases	0.18%	0.14%	0.01%	0.01%	0.13%
Net lease charge-offs/Average loans and leases	0.00%	0.00%	0.00%	0.00%	0.00%
Net loan and lease charge-offs/Average loans and leases	0.18%	0.14%	0.01%	0.01%	0.13%
Allowance for loan and lease loss/Total loans and leases	1.80%	1.65%	1.64%	1.42%	1.27%

* Non- GAAP measure (excludes goodwill and intangibles)

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Unaudited)
(in thousands except share and per share data)

	2010	2010	2010	2009	2009
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter

Interest income	$7,992	$7,836	$7,746	$7,884	$7,924
Interest expense	1,759	1,737	1,668	1,817	1,956
Net interest income	6,233	6,099	6,078	6,067	5,968
Provision for loan and lease losses	1,012	309	1,214	917	634
Net interest income after provision	5,221	5,790	4,864	5,150	5,334

Deposit service charges	471	480	511	575	562
Insurance service and fee revenue	1,775	1,629	2,246	1,493	1,750
Bank-owned life insurance	117	133	108	112	111
Gain on bargain purchase	—	—	—	—	671
Other income	760	737	837	784	735
Total non-interest income	3,123	2,979	3,702	2,964	3,829

Salaries and employee benefits	3,708	3,727	3,608	3,095	3,216
Occupancy	707	710	771	700	687
Repairs and maintenance	148	179	182	218	153
Advertising and public relations	88	257	102	210	133
Professional services	355	388	414	438	379
Technology and communications	265	163	225	493	173
Amortization of intangibles	221	228	231	262	222
FDIC insurance	312	217	226	392	167
Other expense	645	679	692	682	666
Total non-interest expense	6,449	6,548	6,451	6,490	5,796

Income before income taxes	1,895	2,221	2,115	1,624	3,367
Income taxes	617	590	668	253	931
Net income	$1,278	$1,631	$1,447	$1,371	$2,436

PER SHARE DATA
Net income per common share-diluted	$0.31	$0.47	$0.51	$0.49	$0.87
Cash dividends per common share	$0.20	—	$0.20	—	$0.20
Weighted average number of diluted shares	4,068,301	3,460,225	2,823,559	2,812,166	2,805,493

PERFORMANCE RATIOS
Return on average total assets	0.78%	1.02%	0.93%	0.89%	1.64%
Return on average stockholders’ equity	7.93%	11.79%	12.29%	11.93%	22.45%
Efficiency ratio^	66.57%	69.72%	63.56%	68.33%	56.95%

^The calculation of the efficiency ratio excludes goodwill impairment, amortization of intangibles and gains and losses on sale of securities, for comparative purposes.

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES
(Unaudited)
(in thousands)

	2010	2010	2010	2009	2009
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter

AVERAGE BALANCES
(dollars in thousands)

Loans and leases, net	$496,037	$492,243	$484,241	$476,651	$455,509
Investment securities	98,606	81,118	81,623	81,482	82,313
Interest bearing deposits at banks	2,189	6,678	2,333	1,394	1,623
Total interest-earning assets	596,832	580,039	568,197	559,527	539,445
Non interest-earning assets	59,403	57,560	55,477	56,061	55,337
Total Assets	656,235	637,599	623,674	615,588	594,782

NOW	$26,684	$22,388	$19,638	$13,264	$9,588
Regular savings	240,424	233,926	231,761	224,394	209,406
Muni-Vest savings	25,162	35,076	30,913	32,065	31,908
Time deposits	145,202	140,952	140,381	149,018	149,354
Total interest-bearing deposits	437,472	432,342	422,693	418,741	400,256
Other borrowings	46,568	49,707	58,893	50,545	52,437
Total interest-bearing liabilities	484,040	482,049	481,586	469,286	452,693

Demand deposits	96,669	89,550	83,995	88,780	87,275
Other non-interest bearing liabilities	11,099	10,652	11,004	11,545	11,416
Stockholders’ equity	64,427	55,348	47,089	45,977	43,398

YIELD/RATE
Loans and leases, net	5.73%	5.73%	5.73%	5.94%	6.19%
Investment securities	3.57%	3.87%	3.94%	3.96%	4.27%
Interest bearing deposits at banks	0.18%	0.18%	0.06%	0.06%	0.05%
Total interest-earning assets	5.36%	5.40%	5.45%	5.64%	5.88%
NOW	1.05%	1.00%	0.75%	0.51%	0.21%
Regular savings	0.70%	0.69%	0.70%	0.82%	0.99%
Muni-Vest savings	0.46%	0.46%	0.52%	0.50%	0.44%
Time deposits	2.55%	2.61%	2.48%	2.64%	2.85%
Total interest-bearing deposits	1.32%	1.31%	1.28%	1.43%	1.62%
Other borrowings	2.71%	2.55%	2.17%	2.52%	2.52%
Total interest-bearing liabilities	1.45%	1.44%	1.39%	1.55%	1.73%
Interest rate spread	3.91%	3.96%	4.06%	4.09%	4.15%
Contribution of interest-free funds	0.27%	0.25%	0.22%	0.25%	0.28%
Net interest margin	4.18%	4.21%	4.28%	4.34%	4.43%